Exhibit 10.23

Silicon Valley Bank

Limited Waiver and

Amendment to Loan Documents

Borrower:	Applied Precision Holdings, LLC
Applied Precision, LLC

Date:	April 26, 2006

THIS LIMITED WAIVER AND AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

Reference is hereby made to that certain Amended and Restated Loan and Security Agreement between Borrower and Silicon and dated August 17, 2005 (as amended from time to time, the “Loan Agreement”). Reference is also hereby made to that certain Amended and Restated Loan and Security Agreement (Exim Program) between Borrower and Silicon and dated August 17, 2005 (as amended from time to time, the “Exim Loan Agreement”). The Parties agree to amend each of the Loan Agreement and Exim Loan Agreement as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement or Exim Loan Agreement, as applicable.)

1.     Waiver of Fix Charge Coverage Ratio Financial Covenant Default. Borrower has failed to comply with the Fixed Charge Coverage Ratio Financial Covenant for the compliance period ending January 31, 2006 (the “January FCC Default”) and may possibly fail to comply with such Financial Covenant for the compliance period ending February 28, 2006 (the “Potential February FCC Default”) (the January FCC Default and Potential February FCC Default are hereinafter referred to collectively as the “Covenant Defaults”). Silicon and Borrower agree that the Borrower’s Covenant Defaults are hereby waived. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or Exim Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or Exim Loan Agreement or any related document.

2.     Modified Section Regarding Letters of Credit. Section 1.6 of the Loan Agreement is hereby amended to read as follows:

1.6 Letters of Credit. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Amount”). Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

3.     Modified Credit Limit. That portion of the Credit Limit entitled “Cash Management Services and Reserves” as set forth in Section 1 of the Amended and Restated Schedule to Loan and Security Agreement is hereby deleted and replaced with the following:

Letter of Credit Amount

(Section 1.6):	$250,000; provided that the total of

all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and the FX Reserve, and all amounts for Cash Management Services utilized under the Cash Management Services Amount may not exceed $250,000.

Cash Management
Amount:	$250,000; provided that the total of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and the FX Reserve, and all amounts for Cash Management Services utilized under the Cash Management Services Amount may not exceed $250,000.

Cash Management
Services:	Borrower may use up to the Cash Management Amount above, for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Foreign Exchange
Contract Amount:	$250,000; provided that the total of all outstanding Letters of Credit
(including drawn but unreimbursed Letters of Credit), and the FX Reserve, and all amounts for Cash Management Services utilized under the Cash Management Services Amount may not exceed $250,000.

FX Reserve:	Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under the Foreign Exchange Contract Amount in an amount at least equal to 10% of the amount of the FX Forward Contract; and (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the FX Amount set forth above. The “FX Reserve” shall be a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

4.     Modified Term Loan Interest Rate. That portion of Section 2 of the Amended and Restated Schedule to Loan and Security Agreement that currently reads as follows:

With respect to the Term Loan:

A rate equal to the Prime Rate (as defined above) in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to the Term Loan shall change on each date there is a change in the Prime Rate.

is hereby amended to read as follows:

With respect to the Term Loan:

A rate equal to the Prime Rate (as defined above) in effect from time to time, plus 1.75% per annum; provided, however, from July 1, 2006 and thereafter, a rate equal to the Prime Rate in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to the Term Loan shall change on each date there is a change in the Prime Rate.

5.     Modified Growth Capital Loan Interest Rate. That portion of Section 2 of the Amended and Restated Schedule to Loan and Security Agreement that begins “With respect to the Growth Capital Loan” is hereby amended to read as follows:

With respect to the Growth Capital Loan:

A rate equal to the Prime Rate (as defined above) in effect from time to time, plus 0.75% per annum; provided, however, from July 1, 2006 and thereafter, a rate equal to the Prime Rate in effect from time to time, plus 0.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to the Growth Capital Loan shall change on each date there is a change in the Prime Rate.

6.     Modified Minimum Working Capital Financial Covenant. The Minimum Working Capital Financial Covenant set forth in Section 5 of the Amended and Restated Schedule to Loan and Security Agreement (and incorporated by reference into the Amended and Restated Schedule to Loan and Security Agreement (Exim Program)) is hereby amended to read as follows:

Minimum Working
Capital:	Commencing with the fiscal quarter ending March 31, 2006, and as of the end of each fiscal quarter ending thereafter, Borrower shall maintain Working Capital of not less than $5,500,000.

7.     Modified Definition of Working Capital. The definition of Working Capital set forth in the Definition portion of Section 5 of the Amended and Restated Schedule to Loan and Security Agreement (and incorporated by reference into the Amended and Restated Schedule to Loan and Security Agreement (Exim Program)) is hereby amended to read as follows:

“Working Capital” shall mean the amount equal to the Borrower’s current assets minus Borrower’s current unsubordinated liabilities, net of Deferred Revenue (defined as all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue).

8.     Modified Fixed Charge Coverage Ratio Financial Covenant. The Fixed Charge Coverage Ratio Financial Covenant set forth in Section 5 of the Amended and Restated Schedule to Loan and Security Agreement (and incorporated by reference into the Amended and Restated Schedule to Loan and Security Agreement (Exim Program)) is hereby amended to read as follows:

Fixed Charged
Coverage Ratio:	Borrower shall maintain a Fixed Charge Coverage Ratio (as defined below) (“FCCR”) of not less than 1.0 to 1.0 ending as of March 31, 2006 and as of each month ending thereafter through the month ending June 30, 2006.

Borrower shall maintain a Fixed Charge Coverage Ratio (as defined below) of not less than 1.3 to 1.0 ending as of July 31, 2006 and as of each month ending thereafter.

Notwithstanding the foregoing, if Borrower shall fail to comply with the foregoing FCCR for any fiscal quarter ending in 2006, the same will not constitute an Event of Default if at the time of such non-compliance, Borrower had and continues to maintain at least $1,250,000 in unrestricted cash maintained at Silicon plus availability under the Revolving Loans (the “FCCR Cure”). The Borrower is entitled to utilize the FCCR Cure with respect to only one fiscal quarter in 2006. If the Borrower does utilize the FCCR Cure, Borrower shall pay Silicon a fee in the amount of $2,500, which fee shall be in addition to all interest and other fees payable to Silicon under the Loan Documents.

9.     Modified Definition of Fixed Charge Coverage Ratio. The definition of Fixed Charge Coverage Ratio set forth in the Definition portion of Section 5 of the Amended and Restated Schedule to Loan and Security Agreement (and incorporated by reference into the Amended and Restated Schedule to Loan and Security Agreement (Exim Program)) is hereby amended to read as follows:

“Fixed Charge Coverage Ratio” means the ratio of (a) Borrower’s EBITDA less unfunded capital expenditures (net of demonstration equipment) less cash dividends to (b) one fourth of Borrower’s current maturities of long term debt plus cash interest. For purposes of the foregoing calculation, the parties agree as follows: (A) For the months ending March 31, 2006 through June 30, 2006, (i) Borrower’s EBITDA and cash dividends shall be the aggregate amount thereof for the three month period ending as of the last day of the month of compliance and (ii) Borrower’s unfunded capital expenditures will be one-third of the Borrower’s aggregate amount thereof for the 270 days preceding the last day of the month of compliance; (B) For the month ending July 31, 2006 and each month ending thereafter, (i) Borrower’s EBITDA and cash dividends shall be the aggregate amount thereof for the three month period ending as of the last day of the month of compliance and (ii) Borrower’s unfunded capital expenditures will be one-fourth of the Borrower’s aggregate amount thereof for the 360 days preceding the last day of the month of compliance

10.     Modified Minimum Tangible Net Worth Financial Covenant. The Minimum Tangible Net Worth Financial Covenant set forth in Section 5 of the Amended and Restated Schedule to Loan and Security Agreement (and incorporated by reference into the Amended and Restated Schedule to Loan and Security Agreement (Exim Program)) is hereby amended to read as follows:

Minimum Tangible
Net Worth:	Borrower shall maintain a Tangible

Net Worth of not less than the following:

For each of the months ending January 31, 2006, February 28, 2006, March 31, 2006, April 30, 2006 and May 31, 2006: $4,300,000;

For each of the months ending June 30, 2006, July 31, 2006 and August 31, 2006: $4,500,000;

For each of the months ending September 30, 2006, October 31, 2006 and November 30, 2006: $4,900,000; and

For the month ending December 31, 2006 and each month ending thereafter: $5,300,000.

11.     Liquidity Reports. The deadline by which the liquidity report for the reporting period ending December 31, 2005 is to be submitted to Silicon from John P. and Florence G. Stewart is hereby extended to April 30, 2006.

12.     Fee. In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $5,000, which fee is deemed fully earned on the date hereof, shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account as provided for above.

13.     Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement and Exim Loan Agreement, as amended hereby, are true and correct.

14.     General Provisions. This Amendment, the Loan Agreement, the Exim Loan Agreement, any prior written amendments to the Loan Agreement and Exim Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement and Exim Loan Agreement, as applicable, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

APPLIED PRECISION HOLDINGS, LLC		SILICON VALLEY BANK

By	/s/ Ronald Seubert	By	/s/ Illegible Signature
Title	CEO	Title	Sr. Vice President

By	/s/ Steve Reichenbach
Title	CFO

Borrower:

APPLIED PRECISION, LLC

By:	Applied Precision Holdings, LLC
Title:	Its Sole Member

	By	Ronald Seubert
	Title	CEO

CONSENT

The undersigned acknowledges that his consent to the foregoing Agreement is not required, but the undersigned nevertheless does hereby consent to the foregoing Agreement and to the documents and agreements referred to therein and to all future modifications and amendments thereto, and any termination thereof, and to any and all other present and future documents and agreements between or among the foregoing parties. Nothing herein shall in any way limit any of the terms or provisions of the Continuing Guaranty of the undersigned, all of which are hereby ratified and affirmed.

Guarantor:

Riverside Fund II, L.P.

By: Riverside Partners II, LLC Title: Its General Partner

By	/s/ David Belluck
Title	GP

Guarantor:	Guarantor:

/s/ Ronald C. Seubert	/s/ Sara Zastrow-Seubert
Ronald C. Seubert	Sara Zastrow-Seubert

Guarantor:	Guarantor:

/s/ Donald B. Snow	/s/ Lilyan S. Snow
Donald B. Snow	Lilyan S. Snow

Guarantor:	Guarantor:

/s/ John P. Stewart	/s/ Florence G. Stewart
John P. Stewart	Florence G. Stewart